UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 20, 2005 (June 15, 2005)

America Service Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23340	51-0332317

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

105 Westpark Drive, Suite 200, Brentwood, Tennessee	37027

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 373-3100

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Signatures

Item 1.01. Entry into a Material Definitive Agreement.

     On May 23, 2005, the Incentive Stock and Compensation Committee of the Board of Directors of America Service Group Inc. (the “Company”) recommended that the Board of Directors approve a new Board compensation program effective June 15, 2005. The Board compensation program was approved by the Board of Directors on June 15, 2005.

     The Board compensation program provides that directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors as approved by the Board of Directors on June 15, 2005.

Annual retainer	$20,000

Board meeting attendance fee	$1,500

Audit Committee Chair annual retainer	$15,000

Audit Committee meeting fee for all Audit Committee meetings held on a date other than a Board meeting date	$2,500

Incentive Stock and Compensation Committee Chair and Ethics and Quality Assurance Committee Chair annual retainer	$5,000

Committee meeting fee for all committee meetings other than Audit Committee held on a date other than a Board meeting date	$1,000

     The Board compensation program provides that each new Director (as defined by the Amended and Restated 1999 Incentive Stock Plan) elected to the Board will receive a grant of 22,500 stock options at an Option Price no less than the Fair Market Value (as defined by the Amended and Restated 1999 Incentive Stock Plan) of the Company’s common stock on the date the option is granted. These options will vest in whole or in part at such time or times as set forth in the related Option Certificate.

     In addition, the Board compensation program provides that each non-employee director will receive 1,500 restricted shares of the Company’s common stock on an annual basis. Each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares until the non-employee director’s right to such shares is forfeited or becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over three years beginning on June 15, 2006.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA SERVICE GROUP INC.
Date: June 17, 2005	By:	/s/ Michael Taylor
Michael Taylor
Senior Vice President and Chief Financial Officer